Exhibit 10.1
Compensation Arrangements with Non-Employee Directors
     The following table sets forth the Company’s current compensation arrangements with its non-employee directors.

Annual Retainer —	$35,000, paid quarterly (40% automatically paid in deferred stock units under the Deferred Compensation Plan discussed below)
Additional Annual Retainer for Chairman of the Board — $60,000
Additional Annual Retainer for Chairman of the Audit Committee — $10,000
Additional Annual Retainer for Chairman of the Compensation Committee — $5,000
Board Meeting Fees — $2,500 for attendance in person, $1,000 for telephonic attendance

Committee Meeting Fees —	$2,000 for attendance in person at a meeting occurring on a day other than the day of either a Board meeting or another committee meeting for which a particular director is compensated, or $500 for telephonic attendance

Options —	15,000 shares upon initial election (vesting 3,000 per year), exercisable at market price on date of grant
3,000 shares (proposed to be increased to 5,000 shares, subject to shareholder approval) per year upon each re-election, vesting after 6 months and exercisable at market price on date of grant
Once vested, all options remain exercisable for ten years from grant
Phantom Stock Deferred Compensation Plan — Each director may elect to designate all or a portion of his remaining cash compensation to purchase phantom EMS share units at current market prices. Cash payout occurs following retirement as a director or, for voluntary deferrals, after 5 years, subject to the director’s limited right to further defer. Payment is based on market value of the common stock at the time paid, and is taxable income to the director only at that time.
Umbrella Liability Insurance — $3 million personal liability coverage above normal limits under personally-maintained household/auto policies
The Company also reimburses travel expenses incurred in connection with activities as a member of the Board and its Committees.